EXHIBIT 99.1

[The First Years Inc. Logo]	The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-580-6849 www.thefirstyears.com

Contact: John Beals

Senior Vice President, Finance and Treasurer

(508) 588-1220

The First Years Inc. Agrees to Settle Stockholder Litigation Related

to Pending Merger with RC2 Corporation

AVON, Massachusetts, September 10, 2004 — The First Years Inc. (Nasdaq: KIDD), a leading marketer of parenting products for infants and toddlers, announced today that an agreement in principle had been reached to settle the stockholder litigation related to its proposed merger with RC2 Corporation (Nasdaq: RCRC). The lawsuit was filed on June 30, 2004 as a putative class action complaint in the Superior Court Department of the Trial Court Civil Action Business Litigation Session of The Commonwealth of Massachusetts, Suffolk County, naming as defendants The First Years and each member of its Board of Directors.

Under the terms of the proposed settlement, The First Years directors’ and officers’ liability insurer will pay a total of $100,000 to plaintiff’s counsel for their reasonable attorneys’ fees and expenses. There can be no assurance, however, that the court will approve the proposed settlement or that the final settlement will be under the same terms as those contemplated.

The proposed merger remains subject to the satisfaction of closing conditions, including the approval of the stockholders of The First Years. As previously announced, a special meeting of the stockholders of The First Years to vote upon the merger agreement is scheduled for September 14, 2004. If stockholder approval is obtained, and all other conditions are met, the parties anticipate that the closing of the merger will occur shortly after the special meeting.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the settlement of the stockholder litigation related to the pending merger and the subsequent completion of the merger. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the ability to obtain court approval of the proposed settlement, the ability to obtain necessary stockholder approval of the merger agreement, the ability to satisfy the other conditions to closing of the merger, and the other risks that are described from time to time in The First Years’ filings with the Securities and Exchange Commission.